UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2012

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road Basking Ridge, New Jersey		07920
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Senior Secured Credit Facility

On December 21, 2012 (the “Amendment Closing Date”), Avaya Inc. (the “Company”), Citibank, N.A. and the lenders party thereto entered into Amendment No. 5 to Credit Agreement (the “Cash Flow Amendment”), pursuant to which that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012, among the Company, Avaya Holdings Corp. (“Holdings”), Citibank, N.A., the lenders party thereto from time to time and the other agents named therein, was amended and restated in its entirety in the form attached to the Cash Flow Amendment (as so amended and restated, the “Cash Flow Credit Agreement”).

The modified terms of the Cash Flow Credit Agreement include (1) an extension of the maturity of $713.4 million aggregate principal amount of our outstanding senior secured term B-1 loans from October 26, 2014 to March 31, 2018 (potentially springing to July 26, 2015, under the circumstances described below) and an extension of the maturity of $133.4 million aggregate principal amount of our outstanding senior secured term B-4 loans from October 26, 2017 to March 31, 2018 (potentially springing to July 26, 2015, under the circumstances described below), in each case, by converting such loans into a new tranche of senior secured term B-5 loans; and (2) permission to apply net proceeds from Credit Agreement Refinancing Indebtedness (as defined in the Cash Flow Credit Agreement) incurred or issued on the Amendment Closing Date to refinance, at our election, any class or classes of senior secured term loans, including the new senior secured term B-5 loans.

The new tranche of senior secured term B-5 loans bears interest at a rate per annum equal to either a base rate (subject to a floor of 2.25%) or a LIBOR rate (subject to a floor of 1.25%), in each case plus an applicable margin. Subject to the floor described in the immediately preceding sentence, the base rate is determined by reference to the higher of (1) the prime rate of Citibank, N.A. and (2) the federal funds effective rate plus one half of 1%. The applicable margin for borrowings of senior secured term B-5 loans is 5.75% per annum with respect to base rate borrowings and 6.75% per annum with respect to LIBOR borrowings, in each case, subject to increase pursuant to the Cash Flow Credit Agreement in connection with the making of certain refinancing, extended or replacement term loans under the Cash Flow Credit Agreement with an Effective Yield (as defined in the Cash Flow Credit Agreement) greater than the applicable Effective Yield payable in respect of the senior secured term B-5 loans at such time plus 0.5%. No changes were made to the maturity date of, or interest rates payable with respect to, the non-extended senior secured term B-1 loans and no changes were made to the maturity date of the non-extended senior secured term B-4 loans.

On and after the Amendment Closing Date, the applicable margin for borrowings of non-extended senior secured term B-4 loans will be increased to 5.25% per annum with respect to base rate borrowings and 6.25% per annum with respect to LIBOR borrowings to ensure that the Effective Yield on the senior secured term B-5 loans is not greater than the Effective Yield payable in respect of the senior secured term B-4 loans plus 0.5%.

The maturity date of the senior secured term B-5 loans will automatically become July 26, 2015 unless (i) the total net leverage ratio as tested on that date, based upon the most recent financial statements provided to the lenders under the Cash Flow Credit Agreement, is no greater than 5.0 to 1.0 or (ii) on or prior to such date, either (x) an initial public offering by Holdings or its direct or indirect parent shall have occurred or (y) at least $750 million in aggregate principal amount of the Company’s senior unsecured cash-pay notes and/or senior unsecured PIK toggle notes have been repaid or refinanced or their maturity has been extended to a date no earlier than 91 days after March 31, 2018.

Any voluntary prepayment, and certain mandatory prepayments (excluding any mandatory prepayments from the proceeds of Credit Agreement Refinancing Indebtedness on the Amendment Closing Date), of principal of the senior secured term B-5 loans, or any amendment to the terms of the senior secured term B-5 loans in connection with certain Term B-5 Repricing Transactions (as defined in the Cash Flow Credit Agreement), will be subject to payment of (x) a 2% premium on the aggregate principal amount of the senior secured term B-5 loans so prepaid or amended on or prior to December 21, 2013 and (y) a 1% premium on the aggregate principal amount of the senior secured term B-5 loans so prepaid or amended after December 21, 2013 and on or prior to December 21, 2014.

The foregoing description of the Cash Flow Amendment and the Cash Flow Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the respective agreements filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Senior Secured Notes

On December 21, 2012, the Company completed a private placement of $290 million of senior secured notes due 2019. The senior secured notes were sold pursuant to a Purchase Agreement, dated December 18, 2012, between the Company, certain of its subsidiaries, as guarantors, and Citigroup Global Markets Inc., on behalf of itself and the other initial purchasers identified therein.

The senior secured notes were issued at par, bear interest at a rate of 9% per annum and mature on April 1, 2019. The senior secured notes were sold through a private placement to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended (the “Securities Act”). The senior secured notes have not been, and will not be, registered under the Securities Act or applicable state securities laws and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and indemnification provisions whereby the Company and the guarantors, on one hand, and the initial purchasers, on the other, have agreed to indemnify each other against certain liabilities. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

The Company estimates that the net proceeds from the offering of the notes will be approximately $283 million, after deducting related fees and expenses. The net proceeds were used to repay approximately $283 million aggregate principal amount of senior secured term B-5 term loans outstanding under the Cash Flow Credit Agreement after the conversion of certain of the senior secured term B-1 loans described above. The Company paid approximately $600,000 of accrued and unpaid interest on such principal amount out of cash on hand.

The Company may redeem the senior secured notes commencing April 1, 2015 at 104.50% of the principal amount redeemed, which decreases to 102.25% on April 1, 2016 and to 100% on or after April 1, 2017. The Company may redeem all or part of the notes at any time prior to April 1, 2015 at 100% of the principal amount redeemed plus a “make-whole” premium. In addition, the Company may redeem up to 35% of the original aggregate principal balance of the senior secured notes at any time prior to April 1, 2015 with the net proceeds of certain equity offerings at 109% of the aggregate principal amount of senior secured notes redeemed. Upon the occurrence of specific kinds of changes of control, the Company will be required to make an offer to purchase the senior secured notes at 101% of their principal amount. If the Company or any of its restricted subsidiaries engages in certain asset sales, under certain circumstances the Company will be required to use the net proceeds to make an offer to purchase the senior secured notes at 100% of their principal amount.

The notes are secured by substantially all of the assets of the Company and substantially all of the Company’s U.S. 100%-owned subsidiaries (other than with respect to real estate). The notes and the guarantees are secured equally and ratably with the senior secured credit facility, the Company’s existing 7.00% senior secured notes due 2019 and any future first lien obligations by (i) a first-priority lien on substantially all of the Company’s and the guarantors’ assets, other than (x) any real estate and (y) collateral that secures the Company’s senior secured multi-currency asset based revolving credit facility on a first-priority basis (the “ABL Priority Collateral”), and (ii) a second-priority lien on the ABL Priority Collateral, in each case, subject to certain customary exceptions.

The indenture governing our senior secured notes contains a number of covenants, that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of certain of its subsidiaries to: (a) incur or guarantee additional debt and issue or sell certain preferred stock; (b) pay dividends on, redeem or repurchase the Company’s capital stock; (c) make certain acquisitions or investments; (d) incur or assume certain liens; (e) enter into transactions with affiliates; (f) merge or consolidate with another company; (g) transfer or otherwise dispose of assets; (h) redeem subordinated debt; (i) incur obligations that restrict the ability of the Company’s subsidiaries to make dividends or other payments to us; and (j) create or designate unrestricted subsidiaries. It also contains customary affirmative covenants and provides for events of default which, if certain of them occur, would permit the trustee or the holders of at least 30% in principal amount of the then total outstanding senior secured notes to declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior secured notes to be due and payable immediately.

The foregoing descriptions of the indenture governing our senior secured notes and our senior secured notes do not purport to be complete and are qualified in their entirety by reference to the full text thereof filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference. Also included as Exhibit 4.3 to this Current Report on Form 8-K is the related pledge and security agreement for the senior secured notes issuance, which is incorporated herein by reference.

Immediately upon completion of the transactions described above, the Company has outstanding approximately $586 million aggregate principal amount of senior secured term B-1 loans, approximately $1 million aggregate principal amount of senior secured term B-4 loans, approximately $563 million aggregate principal amount of senior secured term B-5 loans and $290 million aggregate principal amount of 9.00% senior secured notes due 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Exhibit Name

4.1	Indenture dated December 21, 2012 by and among Avaya Inc., the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee*

4.2	Form of 9% Senior Secured Note due 2019*

4.3	Pledge and Security Agreement dated December 21, 2012 by and among Avaya Inc., certain subsidiaries of Avaya Inc. from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent*

10.1	Amendment No. 5 to Credit Agreement, dated as of December 21, 2012, among Avaya Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto (Annex 2 to this Agreement is filed as Exhibit 10.2 hereto)*

10.2	Third Amended and Restated Credit Agreement, dated as of December 21, 2012, among Avaya Inc., Avaya Holdings Corp., Citibank N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto*

10.3	Purchase Agreement dated December 18, 2012 between Avaya Inc., the Guarantors party thereto and Citigroup Global Markets Inc., as Representative for the several Initial Purchasers identified therein*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: December 21, 2012	By:	/s/ David Vellequette
		Name:	David Vellequette
		Title:	Chief Financial Officer